Exhibit 10.1

GI DYNAMICS, INC.

320 CONGRESS STREET, Floor 3
BOSTON, MASSACHUSETTS 02210

November 18, 2019

VIA ELECTRONIC MAIL

Crystal Amber Fund Limited

[_______]

Re:	Board Observer Rights

Ladies and Gentlemen:

This letter agreement (this “Agreement”) will confirm the agreement between GI Dynamics, Inc., a Delaware corporation (the “Company”) and Crystal Amber Fund Limited (the “Shareholder”), regarding the following rights of the Shareholder to appoint an observer to attend meetings of the Company’s Board of Directors (the “Board”).

1. The Company shall invite a representative of the Shareholder that is reasonably acceptable to the Company to attend all meetings of the Board and all committees of the Board in a nonvoting observer capacity (the “Observer”) and, in this respect, shall provide such Observer copies of all notices, minutes, consents, and other written materials that it provides to its directors at the same time and in the same manner as such materials are delivered to the Company’s directors in their roles as members of the Board (including in their roles as members of any Committee); provided, however, that the Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if (i) the Company reasonably believes that access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel, (ii) the Board reasonably believes that access to such information or attendance at such meeting could result in an actual or potential conflict of interest between such Shareholder, its affiliates or its Observer and the Company, (iii) in the case of any committee of the Board, such Observer would not be independent if he or she was a director, for purposes of such committee membership, or (iv) the Board reasonably believes that such exclusion from information or attendance is necessary or advisable to satisfy its fiduciary duties as directors of the Company.

2. The Shareholder hereby appoints Juan Morera to act as the initial Observer (the “Initial Observer”) and the Company agrees that the Initial Observer is reasonably acceptable to the Company. The Shareholder may remove the Initial Observer at any time upon prompt written notice to the Company and may replace the Initial Observer with another individual (subject to the requirements of this Agreement).

3. The Shareholder and the Initial Observer hereby acknowledge their understanding that a failure by the Company to give notice to an Observer of a meeting of its Board or any of its committees shall in no way affect the validity of the notice of such meeting for corporate law purposes or any resolutions passed at such meeting.

4. Each of the Shareholder and the Initial Observer agrees, and any Observer will agree, (i) to hold in confidence and trust all information provided to it or learned by it in connection with its rights under this Agreement and not use it for any other purpose, (ii) to comply with the terms of the confidentiality agreement, in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference and are binding upon the Shareholder and each Observer, (iii) that, upon the termination of this Agreement or the rights granted hereunder, it will deliver to the Company (and will not keep in its possession, recreate or deliver to anyone else) any and all confidential or proprietary information of the Company or third parties received in connection with the exercise of rights hereunder, and fully in accordance with the Confidentiality Agreement, and (iv) to be bound by all Company policies applicable to Board members (including, without limitation, the Company’s insider trading policy). The Shareholder shall be responsible for the compliance by each Observer with the provisions contained in this paragraph. The Shareholder agrees and understands that any breach of this paragraph and/or the Confidentiality Agreement may cause substantial irreparable harm to the Company and that the Company may not have an adequate remedy at law for such breach. Therefore, these provisions may be enforced in equity by specific performance, temporary restraining order and/or injunction. The Company’s rights to such equitable remedies will be in addition to all other rights or remedies, which the Company may have under this Agreement, the Confidentiality Agreement or applicable law.

5. The Shareholder understands that the rights granted hereunder are not assignable or transferable.

6. The rights described herein shall automatically terminate and be of no further force or effect upon the date on which the Shareholder no longer beneficially own at least 20% of the aggregate number of shares of common stock of the Company (assuming full conversion or exercise of all convertible or exercisable securities, including, but not limited to CHESS Depositary Interests (“CDIs”), and all shares reserved and available for future grant under any equity incentive or similar plan of the Company) (the “Minimum Amount”), as determined at any such time after the date of this Agreement; provided, however that the Board in its sole discretion may consent to the Shareholder retaining its right to appoint an Observer, even if the Shareholder ceases to hold the Minimum Amount. The Shareholder may terminate this Agreement and its rights to appoint an Observer at any time in its sole discretion upon written notice to the Company. The Company may terminate this agreement in the event of any breach of any term, condition, or obligation of this Agreement or the Confidentiality Agreement by the Shareholder or any Observer.

7. The Company will reimburse Observer for all reasonable out-of-pocket expenses incurred by Observer in connection with attendance at Board and committee meetings in accordance with this Agreement which shall be payable to Observer in accordance with the Company’s policies and practices with respect to director expense reimbursement then in effect.

8. This letter agreement shall be governed by and construed in accordance with the laws of Delaware without regard for principles of conflicts of law.

[Signature Page Follows]

Very truly yours,

GI DYNAMICS, INC.

By:	/s/ Scott Schorer
Name:	Scott Schorer
Title:	Chief Executive Officer

ACCEPTED AND AGREED as of the date first written above:

SHAREHOLDER:

CRYSTAL AMBER FUND LIMITED

By:	/s/ Chris Waldron

Name:	Chris Waldron
Title:	Director
Address:

INITIAL OBSERVER:

/s/ Juan Morera

Juan Morera

Address:

GI Dynamics – Signature Page to Board Observer Letter

EXHIBIT A

CONFIDENTIALITY AGREEMENT

[See Attached]

GI DYNAMICS, INC.

320 CONGRESS STREET, Floor 3

BOSTON, MASSACHUSETTS 02210

November 18, 2019

VIA ELECTRONIC MAIL

Juan Morera

c/o Crystal Amber Fund Limited

Re:	Confidentiality Agreement

Dear Juan:

1. In connection with discussions between GI Dynamics, Inc., a Delaware corporation (“Issuer”) currently trading on the Australian Securities Exchange (the “ASX”), and Crystal Amber Fund Limited (the “Recipient”), and in order to allow Recipient to evaluate the business and affairs of the Issuer (the “Issuer’s Business”), Issuer may, in its sole and absolute discretion, deliver to Recipient in reliance upon the execution and delivery of this confidentiality agreement (“Agreement”), certain information about its properties, prospects, employees, finances, products, businesses, business plans and operations. All information (i) about Issuer, or (ii) about any third party (which information was provided to Issuer subject to an applicable confidentiality obligation to such third party), in each case furnished by Issuer or its Representatives (as defined below) or its Customers (as defined below) to Recipient or its Representatives (as defined below), whether furnished before or after the date of this Agreement, and regardless of the manner in which such information was furnished, is referred to in this Agreement as “Proprietary Information.” In this Agreement, Issuer and Recipient are sometimes individually referred to as a “party” and collectively referred to as the “parties.”

2. “Proprietary Information” shall not include, however, information that (i) is or becomes generally available to the public other than as a result of a disclosure by Recipient or its Representatives in violation of this Agreement; (ii) Recipient can reasonably demonstrate was known to Recipient on a non-confidential basis prior to its disclosure by Issuer or its Representatives; (iii) becomes available to Recipient on a non-confidential basis from a person other than Issuer or its Representatives who is not known to Recipient to be otherwise bound by a confidentiality agreement with Issuer or any of its Representatives, or is otherwise not known to Recipient to be under an obligation to Issuer or any of its Representatives not to transmit the information to Recipient; or (iv) Recipient can reasonably demonstrate was independently developed by Recipient without reference to or use of the Proprietary Information.

3. For the purposes of this Agreement, (i) “Representative” shall mean, as to any entity, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants as well as their directors, officers, employees, agents and advisors) and in the case of Recipient also includes any person it appoints to the board of directors of Issuer or an observer to the board of directors of Issuer; (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, governmental agency, other entity or individual; and (iii) “Customer” shall mean any person who evaluates or has evaluated, tests or has tested, or who has purchased Issuer’s products and who is contacted by Recipient or its Representatives in conjunction with the evaluation of Issuer’s Business.

4. Subject to Paragraph 5, unless otherwise agreed to in writing by Issuer, Recipient (i) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in the evaluation of Issuer’s Business and whose names and positions have first been provided to, and approved in writing by, Issuer (in its absolute discretion) (“Permitted Representatives”) (which approval may be revoked by Issuer at any time by written notice to Recipient), and shall cause such Permitted Representatives to observe the terms of this Agreement, including, if required by Issuer, the entering into of a confidentiality agreement with Issuer on terms acceptable to Issuer, and to keep such Proprietary Information confidential; (ii) shall not use Proprietary Information for any purpose other than in connection with its evaluation of Issuer’s Business, in a manner that Issuer has first approved in writing; (iii) shall not reverse engineer or decompile the Proprietary Information; and (iv) except as required by law, shall not disclose to any person (other than its Permitted Representatives on the terms set out above) any information about Issuer’s Business, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to Recipient or its Permitted Representatives. Recipient shall advise Issuer in writing of any misappropriation or misuse of Proprietary Information by any person as soon as Recipient becomes aware of such misappropriation or misuse.

5. In the event that Recipient or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of Issuer’s or Recipient’s or their respective successors’ securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning Issuer or Issuer’s Business, Recipient shall provide Issuer with two business days’ notice in writing of such request or requirement in order to enable Issuer (i) to seek an appropriate protective order or other remedy, (ii) to consult with Recipient with respect to Issuer’s taking steps to resist or narrow the scope of such request or legal process, or (iii) to waive compliance, in whole or in part, with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or Issuer waives compliance, in whole or in part, with the terms of this Agreement, Recipient must, and must direct its Representative to use best efforts to disclose only that portion of the Proprietary Information which is, in the written opinion of legal counsel, legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that Recipient or its Representatives have complied fully with the provisions of this paragraph, such disclosure may be made by Recipient or its Representatives without any liability hereunder.

6. To the extent any Proprietary Information includes material subject to the attorney-client privilege, work-product doctrine or any other applicable privilege, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work-product doctrine or other applicable privilege. All Proprietary Information provided by a party that is entitled to protection under the attorney-client privilege, work-product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Nothing in this Agreement obligates any party to reveal material subject to the attorney-client privilege, work-product doctrine or any other applicable privilege.

7. Upon Issuer’s written request, Recipient shall promptly (and, in any event, within five business days) deliver to Issuer all Proprietary Information that is in the possession or control of Recipient or its Representatives, and, at Issuer’s election, return or destroy (provided that any such destruction shall be certified by an authorized representative of Recipient in a writing delivered to Issuer) all notes, records, copies, reproductions, summaries, analyses or extracts thereof or based thereon or other documents containing in whole or in part any of the Proprietary Information (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in Recipient’s possession or in the possession of any Representative of Recipient; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material that is relevant to the proceeding shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered, provided that no attempt is made to access such retained materials other than as required by law and such retained materials remain subject to the confidentiality obligations contained herein.

8. Recipient is aware and must comply with, and must advise its Representatives who are informed of the matters that are the subject of this Agreement of, the restrictions imposed by the United States securities laws, Australian securities laws and/or the Listing Rules of the Australian Securities Exchange with respect to the purchase or sale of securities of Issuer or any other person by any person who has received material, non-public information from Issuer or any other source and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. For the purposes of this paragraph, “material,” is information that the typical investor would likely consider significant when making a decision on whether to buy or sell the security, or if there is a substantial likelihood that the disclosure of the information would significantly alter the total mix of information in the marketplace about Issuer or the relevant person and “nonpublic” information is any information that is not reasonably accessible to the investing public.

9. In addition to the requirements in paragraph 8, Recipient covenants with Issuer that it will at all times comply with, and will direct that its Representatives at all times comply with, the insider trading provisions contained in Division 3 of Part 7.10 of the Corporations Act 2001 (Cth) of Australia (Corporations Act) and that:

a. Recipient and its Representatives will not, whilst they are in possession of any inside information such terms having the meaning in the Corporations Act for the purposes of this Paragraph 9 in relation to Issuer or any other person, do anything which would constitute a breach of sub-sections 1043A(1) or (2) of the Corporations Act;

b. Recipient will direct its Representatives who may possess or be given any inside information in relation to Issuer or any other person not to do anything which would constitute a breach of sub-sections 1043A(1) or (2) of the Corporations Act; and

c. Recipient will ensure that any person appointed by Recipient to the board of directors of Issuer as a nominated director or who it appoints as an observer to the board of directors of Issuer will, for so long as they are a director of Issuer, or an observer to the board of directors of Issuer, comply with Issuer’s Insider Trading Policy.

Recipient acknowledges that these provisions and similar provisions in other jurisdictions can give rise to both criminal and civil liability for not only the person that acts on inside information but also the person who provides the inside information and that Proprietary Information may include inside information.

10. Recipient continually indemnifies Issuer from and against any claim, liability, loss, damage or expense (including legal costs on a full indemnity basis) that Issuer suffers or incurs directly or indirectly as a result of a breach of this Agreement by Recipient or any of its Representatives.

11. Recipient acknowledges that a breach of this Agreement could result in immediate, extraordinary and irreparable damage to Issuer and that, consequently, monetary damages may not be a sufficient remedy. Without prejudice to any other rights and remedies otherwise available to it (including under this Agreement), Issuer shall be entitled to equitable relief by way of injunction or otherwise if Recipient or any of its Representatives breach or threaten to breach any of the provisions of this Agreement. Recipient waives (and is estopped from asserting in a court of law or equity) any argument that the breach, or threatened breach, by Recipient or its Representatives of this Agreement does not constitute irreparable harm for which an adequate remedy at law is unavailable. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final order that this Agreement has been breached by Recipient or by its Representatives, Recipient must reimburse Issuer for its costs and expenses (including, without limitation, legal fees and expenses on an indemnity basis) incurred in connection with the enforcement of this Agreement and such litigation. Attorneys’ fees incurred in enforcing any judgment are recoverable as a separate item, and this provision for post-judgment attorneys’ fees shall survive a judgment and shall not be deemed merged into the judgment.

12. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. Recipient recognizes and agrees that nothing contained in this Agreement shall be construed as granting any property rights, by license or otherwise, to any Proprietary Information disclosed pursuant to this Agreement, or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Proprietary Information. Any Proprietary Information shall remain the sole and exclusive property of Issuer.

14. Subject to the terms and conditions of a definitive agreement and without prejudice thereto, Recipient acknowledges that neither Issuer, nor its Representatives, nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy, completeness or fitness for a particular purpose thereof, of any information or materials, including, but not limited to, Proprietary Information, disclosed to or received by Recipient or its Representatives. Nothing in this Agreement shall be construed to require Issuer to provide any Proprietary Information to Recipient or its Representatives, and the provision of such Proprietary Information may be subject to additional terms and conditions not contained within this Agreement.

15. Neither Issuer nor its agents or affiliates shall have any liability or responsibility hereunder to Recipient, its Representatives, or to any other person or entity whatsoever on any basis (including, without limitation, in contract, tort, under federal or state securities laws, or otherwise) resulting from the use of any information or materials disclosed to or received by Recipient or its Representatives by or on behalf of Issuer.

16. Either party may terminate this Agreement at any time by providing written notice to the other party. Notwithstanding anything to the contrary herein, Recipient’s obligations under this Agreement shall survive the termination of this Agreement and shall be binding upon Recipient’s heirs, successors and assigns for a period of one (1) year from the date of such termination, even after the return or destruction of Proprietary Information by the Recipient (the “Survival Period”), provided that for any and all trade secrets of Issuer, the Survival Period shall last for as long as such Proprietary Information qualifies as a trade secret under applicable federal, state and/or local law. Recipient may not assign this Agreement, by operation of law or otherwise, without the express written consent of the Issuer, except in connection with a merger, sale of all or substantially all of Recipient’s assets or other form of corporate reorganization of Recipient. Issuer may assign the benefits of this Agreement without Recipient’s consent.

17. Any notices required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Issuer to the letterhead address or to Recipient at the address set forth on the signature page of this Agreement, or to such other address as either party may specify in writing.

18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Delaware law. Each party hereby irrevocably consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this Agreement brought by any party hereto in the federal or state courts located within New Castle County in the City of Wilmington, and to the sole and exclusive jurisdiction thereof.

19. This Agreement contains the entire agreement between the parties hereto concerning confidentiality of the Proprietary Information, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

GI DYNAMICS, INC.

By:	/s/ Scott Schorer
Name:	Scott Schorer
Title:	Chief Executive Officer

ACCEPTED AND AGREED as of

the date first written above:

Crystal Amber Fund Limited
Print name of person or entity

/s/ Chris Waldron - Director
Signature of person or entity; if an entity, the title of the signatory

Address: ______________________________
______________________________________